EXHIBIT 10.6
SALARY ARRANGEMENTS FOR EXECUTIVE OFFICERS
Dr. David G. Bakken and Stephan B. Sigaud were appointed on April 30, 2008 by the Board of Directors to serve as executive officers of the Company. Their respective salaries, shown below, are paid under unwritten arrangements subject to modification from time to time at the sole discretion of the Compensation Committee. Dr. Bakken participates in the Company’s Corporate Bonus Plan while Mr. Sigaud participates in the Company’s Business Unit Bonus Plan. Their respective targets for fiscal 2008 under those plans are shown below.

		Target Bonus
	Salary	FY08
David G. Bakken, PhD	$210,000	$50,000
Executive Vice President and Chief Scientist

Stephan B. Sigaud	$260,000	$75,000
President, U.S. Solutions Research Groups